EXHIBIT 4.14
DESCRIPTION OF ORDINARY SHARES

The following description of our ordinary shares summarizes the material terms and provisions of our ordinary shares. The following description of our ordinary shares and provisions of our Constitution are summaries and are qualified in their entirety by reference to applicable Singapore law and our Constitution, a copy of which has been filed as Exhibit 3.01 to our Quarterly Report on Form 10-Q for the fiscal quarter ended September 27, 2019 filed with the SEC on October 30, 2019.
References to “Flex,” “we,” “us” and “our” in this “Description of Ordinary Shares” are only to Flex Ltd. and not to any of its subsidiaries.
Ordinary Shares
Our share capital consists of ordinary shares, with no par value per ordinary share. There is no authorized share capital under Singapore law. There is a provision in our Constitution to enable us to issue shares with preferred, deferred or other special rights or such restrictions whether in regard to dividend, voting, return of capital or otherwise as our directors may determine, subject to the provisions of the Singapore Companies Act and every other act for the time being in force concerning companies and affecting our company (collectively, the “Statutes”) and our Constitution and without prejudice to any special right previously conferred on the holders of any existing shares or class of shares. All ordinary shares presently issued are fully paid and existing shareholders are not subject to any calls on ordinary shares. All ordinary shares are in registered form. We cannot, except in the circumstances permitted by the Singapore Companies Act, grant any financial assistance for the acquisition or proposed acquisition of our own ordinary shares.
New Shares
Under applicable Singapore law and our Constitution, new shares may be issued only with the prior approval from our shareholders in a general meeting. General approval may be sought from our shareholders in a general meeting for the issue of shares. Approval, if granted, will lapse at the earlier to occur of:

•	the conclusion of the next annual general meeting;

•	the expiration of the period within which the next annual general meeting is required by law to be held; or

•	the subsequent revocation or modification of approval by our shareholders acting at a duly convened meeting.

Subject to this approval, the provisions of the Statutes and our Constitution, the directors may allot and issue new shares to such persons on such terms and conditions and with the rights and privileges annexed thereto as such general meeting resolving upon the creation thereof shall direct and if no direction be given as the directors shall determine.
Shareholders
Only persons who are registered in our Register of Members are recognized under Singapore law as shareholders of our company with legal standing to institute shareholder actions against us or otherwise seek to enforce their rights as shareholders. We may close the Register of Members at any time and for one or more periods, but the register may not be closed for an aggregate of more than thirty days in any calendar year.
Transfer of Ordinary Shares
Subject to applicable securities laws in relevant jurisdictions and our Constitution, our ordinary shares are freely transferable. The directors may in their absolute discretion decline to register any transfer of shares on which we have a lien and, in the case of shares not fully paid up, may refuse to register a transfer to a transferee of whom they do not approve, provided, however, that as required by the Singapore Companies Act the directors shall, within 30 days beginning with the day on which the application for a transfer of shares was made, serve a notice in writing to the applicant stating the facts which are considered to justify the refusal. Shares may be transferred by a duly signed instrument of transfer in the usual common form or in any other form which the directors may approve. The directors may decline to register any instrument of transfer unless, among other things, it is presented for registration together with a certificate of payment of stamp duty (if any), the share certificate(s) to which the transfer relates and such other evidence as they may reasonably require to show the right of the transferor to make the transfer. We will replace lost or destroyed certificates for shares upon notice to us and upon, among other things, the applicant furnishing evidence and indemnity as the directors may require and the payment of all applicable fees.
Re-election of Directors
Under article 94 of our Constitution, at each annual general meeting, all of the directors shall retire from office. Under article 95 of our Constitution, retiring directors are eligible for re-election. Under article 90 of our Constitution, any director holding office as a Chief Executive Officer (or an equivalent position) shall, while he or she continues to hold that office, be subject to retirement as the other directors. Under article 100 of our Constitution, our board of directors may appoint any person either to fill a casual vacancy or as an additional director. A director appointed by our board of directors under article 100 of our Constitution shall retire from office at the next annual general meeting after his or her appointment in accordance with article 94 of our Constitution, and is eligible for re-election at that annual general meeting.
Shareholders’ Meetings
We are required to hold an annual general meeting within six months after the end of our fiscal year. Under our Constitution, any general meeting other than the annual general meeting is called an “extraordinary general meeting”. The directors may convene an extraordinary general meeting whenever they think fit, and they must also do so upon the written request of shareholders representing not less than one-tenth of the paid-up shares as at the date of the deposit of the written request (disregarding paid-up shares held as treasury shares) carries the right of voting at general meetings. In addition, two or more shareholders holding not less than one-tenth of our total number of issued shares (excluding treasury shares) may call a meeting of our shareholders.
Unless otherwise required by law or by our Constitution, voting at general meetings is by ordinary resolution, requiring the affirmative vote of a simple majority of the total votes attached to all the fully paid-up shares which are represented at the meeting (of which at least fourteen days’ written notice is given) and voting on such resolution in person or by proxy. An ordinary resolution suffices, for example, for appointments of directors. A special resolution, requiring an affirmative vote of a majority of not less than three-fourths of the total votes attached to all the fully paid-up shares which are represented at the meeting (of which not less than 21 days’ written notice specifying the intention to propose the resolution as a special resolution has been duly given) and voting on such resolution in person or by proxy, is necessary for certain matters under Singapore law, such as an alteration of our Constitution.
Voting Rights
Voting at any meeting of shareholders is by a show of hands unless a poll is duly demanded before or on the declaration of the result of the show of hands. If voting is by a show of hands, every shareholder who is entitled to vote and who is present in person or by proxy or attorney or, in the case of a corporation, by a representative at the meeting has one vote. On a poll, every shareholder who is present in person or by proxy or by attorney or, in the case of a corporation, by a representative, has one vote for every share of which such shareholder holds or represents. A poll may be demanded by any of:

•	the chairman of the meeting;

•	not less than three shareholders who are entitled to vote at the meeting and who are present in person or by proxy or by attorney or in the case of a corporation by a representative;

•
any shareholder or shareholders present in person or by proxy or by attorney or in the case of a corporation by a representative and representing not less than five (5) percent of the total voting rights of all shareholders entitled to vote at the meeting; or

•
any shareholder or shareholders present in person or by proxy or by attorney or in the case of a corporation by a representative and holding shares conferring the right to vote where the aggregate sum paid up on such shares is not less than five (5) percent of the total sum paid up on all the shares conferring the right to vote.

Dividends
At a general meeting, our shareholders may declare dividends, but no dividend will be payable in excess of the amount recommended by the directors. The directors may also declare an interim dividend. No dividend may be paid except out of our profits. Except as otherwise may be provided in special rights as to dividends specified in the terms of issue of any shares (no such shares currently being in issue), all dividends are paid pro rata among the shareholders. To date, we have not declared any cash dividends on our ordinary shares and have no current plans to pay cash dividends in the foreseeable future.
Bonus and Rights Issues
In a general meeting, our shareholders may, upon the recommendation of the directors, by ordinary resolution:

•	issue bonus shares to the shareholders for which no consideration is payable to us, in proportion to their shareholdings; or

•	capitalize any reserves or profits as bonus shares to the shareholders in proportion to their shareholdings.

The directors may also issue to shareholders rights to take up additional shares, in proportion to their shareholdings. These rights are subject to any conditions attached to the issue and the regulations of any stock exchange on which the ordinary shares are listed.
Takeovers
The acquisition of our ordinary shares is regulated by the SFA and the Singapore Code on Take-overs and Mergers.
Under the Singapore Code on Take-overs and Mergers, where:

•
any person acquires whether by a series of transactions over a period of time or not, shares which (taken together with shares held or acquired by parties acting in concert with such person) carry 30% or more of the voting rights of a company; or

•
any person who, together with parties acting in concert with such person, holds not less than 30% but not more than 50% of the voting rights and such person, or any party acting in concert with such person, acquires in any period of six months additional shares carrying more than 1% of the voting rights, such person is required to extend a mandatory take-over offer for the remaining voting shares of the company. The Securities Industry Council is empowered to waive compliance with this requirement. Subject to certain exceptions, a mandatory take-over offer made must be in cash or be accompanied by a cash alternative at not less than the highest price paid by the offeror or any party acting in concert with such person for voting rights of the offeree company during the offer period and within six months prior to its commencement.
Liquidation or Other Return of Capital
On a winding-up or other return of capital, subject to any special rights attaching to any other class of shares, holders of ordinary shares will be entitled to participate in any surplus assets in proportion to their shareholdings.
Indemnity
As permitted by the laws of Singapore, our Constitution provides that, subject to the Statutes, our directors and officers will be indemnified by our company against all costs, charges, losses, expenses and liabilities incurred or to be incurred by him or her in the execution and discharge of his or her duties (including, without limitation, where he or she serves at the request of the registrant as a director, officer, employee or agent of another corporation, partnership, joint venture or other enterprise) or in relation thereto. Except as permitted under the Singapore Companies Act, directors and officers may not be indemnified by our company against any liability which by law would otherwise attach to them relating to any negligence, default, breach of duty or breach of trust of which they may be guilty in relation to our company.
Limitations on Rights to Hold or Vote Ordinary Shares
There are no limitations imposed by the laws of Singapore or by our Constitution on the right of non-resident shareholders to hold or vote ordinary shares.

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